Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Investor Relations	Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON ANNOUNCES PROPOSED $1 BILLION OFFERING OF SENIOR SECURED NOTES

BOISE, Idaho, April 14, 2016 — Micron Technology, Inc. (NASDAQ: MU) today announced that it intends to offer, subject to market and other considerations, $1 billion aggregate principal amount of senior secured notes due 2023 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Micron intends to use the net proceeds from the offering for general corporate purposes, including to fund capital expenditures, working capital, and to pay related fees and expenses.

The notes will be senior secured obligations of Micron and are expected to be guaranteed by one of Micron’s domestic subsidiaries.  The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Micron and the initial purchasers.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

###